Exhibit 10.2

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is entered into as of September 13, 2006, by and among Russell C. Mix (“Mix”), and Spectre Gaming, Inc., a Minnesota corporation (the “Company”), with respect to the separation of Mix from employment with the Company and the termination of certain obligations among the parties.

INTRODUCTION

A.  Mix and the Company are parties to a certain Employment Agreement dated April 16, 2004 (the “Employment Agreement”), and a certain Stock Option Agreement dated on or about March 22, 2004, relating to the grant of options to purchase up to 600,000 shares of the Company’s common stock at $1.50 per share, as described in the Employment Agreement (such agreement, the “Existing Option Agreement”).

B.  The parties have agreed to terminate the Employment Agreement and the Existing Option Agreement on the terms and conditions set forth herein.

C.  In furtherance of Mix’s separation from the Company and the termination of the Employment Agreement and the Existing Option Agreement, and simultaneously with the execution and delivery of this Agreement, the parties will enter into a New Stock Option Agreement as set forth in Sections 1 and 2 of this Agreement. In addition, the parties have agreed to other terms and conditions related to Mix’s separation from the Company, including mutual releases of potential claims against each other.

D.  In order to effectuate the separation, the parties desire to enter into this Agreement and set forth in writing their respective rights, obligations, duties and remedies pertaining to the separation of Mix from the Company and the other matters contemplated hereby.

AGREEMENT

Now, Therefore, in consideration of the foregoing facts and premises hereby made a part of this Agreement, the mutual covenants set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  Obligations of Mix.

(a)  Mix hereby resigns from his position as the Company’s Chief Executive Officer.

(b)  Mix hereby acknowledges that he has executed and delivered the New Stock Option Agreement attached hereto as Exhibit A (the “New Stock Option Agreement”), prior to the execution and delivery of this Agreement.

(c)  Mix hereby agrees to execute and deliver the Consulting Agreement, in the form attached hereto as Exhibit B (the “Consulting Agreement”), simultaneously with the execution and delivery of this Agreement.

(d)  Mix hereby provides the release set forth in Section 3(b) of this Agreement, the employment-related releases set forth in Section 5 of this Agreement, and the covenants set forth in Sections 6 and 7 of this Agreement.

2.  Obligations of the Company.

(a)  The Company hereby agrees to pay Mix, on the first business day after the lapse of Mix’s recission rights described in Section 5 below, a total of Fifteen Thousand and No/100 Dollars ($15,000.00) as full payment for Mix’s accrued but unpaid vacation time under the Employment Agreement, together with all reasonable Company-related expenses submitted to the Company by Mix by such time (in the manner consistent with past practice and policies of the Company).

(b)  The Company hereby acknowledges that it has executed and delivered the New Stock Option Agreement prior to the execution and delivery of this Agreement.

(c)  The Company hereby agrees to execute and deliver the Consulting Agreement simultaneously with the execution and delivery of this Agreement.

(d)  The Company hereby provides the release set forth in Section 3(a) of this Agreement, and the covenants set forth in Section 8 of this Agreement.

3.  Mutual Releases. The parties hereby provide the following releases:

(a)  The Company hereby releases and forever discharges Mix of and from any and all past, present and future claims, demands, liabilities, judgments and causes of action, at law or in equity, known or unknown, asserted or unasserted, liquidated or unliquidated, absolute or contingent, accrued or not accrued, which the Company ever had, presently has, might have in the future, claim to have, or claim to have had against Mix arising out of, touching upon, relating to or in any manner connected with: (i) Mix’s affiliation with the Company prior to and including the date of this Agreement, including but not limited to his position as an employee, officer and director of the Company; and (ii) the Company or the operation and conduct of the Company’s business prior to and including the date of this Agreement; provided, however, that Mix’s obligation and liability for the observation and performance of this Agreement, the New Stock Option Agreement and the Consulting Agreement is specifically excluded from the foregoing release.

(b)  Mix hereby releases and forever discharges the Company and its employees, agents, affiliates and representatives (collectively, the “Company Released Parties”) of and from any and all past, present and future claims, demands, liabilities, judgments and causes of action, at law or in equity, known or unknown, asserted or unasserted, liquidated or unliquidated, absolute or contingent, accrued or not accrued, which Mix ever had, presently has, might have in the future, claim to have, or claim to have had against any of the Company Released Parties arising out of, touching upon, relating to or in any manner connected with: (i) any of the Company Released Parties’ affiliation with the Company prior to and including the date of this Agreement, including but not limited to any of their positions as an employee, shareholder, officer and/or director of the Company; (ii) the Company or the operation and conduct of the Company’s business prior to and including the date of this Agreement; and (iii) any and all claims under the ADEA and MHRA as indicated in Section 5 below; provided, however, that obligation and liability of the Company for the observation and performance of this Agreement, the New Stock Option Agreement and the Consulting Agreement is specifically excluded from the foregoing release.

4.  Non-Admission. Even though Company has given Mix valuable consideration for the release set forth in Section 3(a) above, the Company does not admit that it is responsible or legally obligated to Mix, and in fact the Company denies that it is responsible or legally obligated to Mix except as specifically provided under this Agreement. Similarly, even though Mix has given the Company valuable consideration for the release set forth in Section 3(b) above, Mix does not admit that he is responsible or legally obligated to the Company, and in fact Mix denies that he is responsible or legally obligated to the Company except as specifically provided under this Agreement.

5.  Employment-Related Releases. Mix understands, acknowledges and agrees to the following paragraphs:

(a)  The release set forth above in Section 3(b) extends to all of Mix’s rights and claims for (i) alleged discrimination and any other rights and claims under the federal Age Discrimination in Employment Act (the “ADEA”), Minnesota Human Rights Act (the “MHRA”), or any other federal, state or local law, (ii) all claims arising out of his employment or separation from employment with the Company, including but not limited to any alleged breach of contract, wrongful termination, defamation, invasion of privacy, tortious interference with contract, and/or infliction of emotional distress (intentional or otherwise), (iii) all claims for any other alleged unlawful employment practices arising out of or relating to Mix’s employment or termination of employment with and separation from the Company, and (iv) all claims for any other form of pay, including but not limited to holiday pay, vacation pay and sick pay (except as provided in Section 2(a) above).

(b)  The Company has advised Mix to consult an attorney prior to signing this Agreement. Mix understands that he has 21 days to consider his release of age discrimination claims under the ADEA, beginning on the date of this Agreement. Further, Mix understands that if he signs this Agreement, he will then be entitled to revoke such release of any rights and claims of age discrimination under the ADEA within seven days of executing this Agreement; and the release of his ADEA rights and claims shall not become effective or enforceable until the seven-day period has expired.

(c)  Mix further understands that he has the right to rescind his release of discrimination rights and claims under the MHRA within 15 calendar days of the date of this Agreement. Mix understands that if he desires to rescind his release of discrimination rights and claims under the MHRA, he must put his rescission request in writing and deliver it to the Company by hand or by mail within 15 calendar days of executing this Agreement. Mix understands that if he delivers any rescission request by mail, it must be: (i) postmarked within 15 calendar days of the day on which he signs this Agreement; (ii) addressed to the Company at 14200 23rd Avenue N., Minneapolis, Minnesota 55447, attention: Chief Financial Officer; and (iii) sent by certified mail, return-receipt requested. Mix understands that, if he revokes or rescinds his releases as provided above, all of the Company’s obligations under this Agreement (including the release of claims granted by the Company under Section 3(a) above) will immediately terminate, and the Company will not pay or provide Mix any of the benefits accorded him under this Agreement.

6.  Confidentiality and Inventions.

(a)  Mix recognizes and acknowledges that in the course of his employment with the Company, he has received confidential or proprietary information owned by the Company, its affiliates or third parties with whom the Company or any such affiliates has (or have) an obligation of confidentiality. Accordingly, Mix agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its affiliates. For purposes of this Agreement, “Confidential and Proprietary Information” shall include but not be limited to confidential or proprietary technical information, data, formulae and concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company. Mix hereby expressly acknowledges that the Confidential and Proprietary Information constitutes a protectable business interest of the Company.

(b)  Except with the Company’s prior written authorization, Mix agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the Company or any of its affiliates owes an obligation of confidence, at any time after entering into this Agreement.

(c)  Mix acknowledges that, during the course of his employment with the Company, Mix may have located, identified and/or evaluated patented or patentable inventions having commercial potential in fields which may be of potential interest to the Company or one of its affiliates (the “Inventions”). Mix understands, acknowledges and agrees that all rights to, interests in or opportunities regarding all Inventions shall be and remain the sole and exclusive property of the Company and that Mix shall have no rights whatsoever to such Inventions and will not pursue for himself or for others any transaction relating to the Inventions. The Company hereby advises Mix that, pursuant to Minn. Statutes §§ 181.78, this provision does not apply to any Invention for which for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Mix’s own time, and (i) which does not relate (A) directly to the business of the Company or (B) to the Company’s actual or demonstrably anticipated research or development, or (ii) which does not result from any work performed by Mix for the Company.

(d)  The Company acknowledges that, in the course of its relationship with Mix, the Company has received personal non-public information about Mix. Accordingly, the Company agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose (except as may be required by law), any such personal non-public information possessed by, or in the future received by or on behalf of, the Company.

7.  Non-Competition. Mix recognizes that he has had a responsibility in the development of goodwill for the purposes of marketing and selling the Company’s amusement-with-prize products, and that he has had access to the Company’s Confidential and Proprietary Information. Accordingly, from and after the date hereof until the expiration of a one-year period after the date of the termination or expiration of the Consulting Agreement, Mix will not use Confidential and Proprietary Information to: (a) encourage or induce any Company customer (including any supplier) to cease doing business with the Company, (b) solicit, or participate in or promote the solicitation of any Company customer (including any supplier) to purchase, use or prescribe or product or service that competes with the Company, or (c) conduct, participate in or promote research into products or technology intended to produce or result in the production of products or services that compete with the Company.

8.  Termination of Employment Agreement; Amendment of Existing Option Agreement. The parties hereby terminate: (i) the Employment Agreement and all obligations of the parties thereunder; and (ii) the Existing Option Agreement and all obligations of the parties thereunder.

9.  Representations and Warranties. The parties to this Agreement hereby represent and warrant to each other that such representing and warranting party (i) has full power and authority to enter into this Agreement and perform all of its obligations under this Agreement, has duly executed and delivered this Agreement, and this Agreement is legally binding on it and is enforceable in accordance with its terms (subject to the recission rights specified in Section 5 above); (ii) the execution, delivery and performance of the transactions contemplated herein do not conflict with or violate, or result in a breach of or constitute a default under, any contract or agreement to which it is a party or by which it is bound; (iii) it has relied solely upon its own judgment, belief and knowledge, and the advice and recommendations of its own independently selected counsel, in executing this Agreement; and (iv) no consent or approval from any person, firm or entity, or any other consent, approval, order or authorization of, or registration, declaration or filing with any governmental authority or court, is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. All of the foregoing representations and warranties shall forever survive this Agreement and the effectiveness of the transactions contemplated hereby.

10.  Indemnification. Each party shall indemnify and hold each other party harmless from, against, and in respect of any and all loss, liability and expense (including without limitation reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding, including proceedings necessary to enforce this covenant for indemnification) (collectively, “Damages”) suffered or incurred by reason of or in connection with (a) any breach of a representation or warranty by such indemnifying party, or (b) failure of such indemnifying party to perform any obligation contained herein. In addition, Mix shall indemnify and hold harmless the Company from, against, and in respect of any and all Damages suffered or incurred in connection with any employment-related third-party claim the underlying facts of which involve the actions or conduct of Mix outside the scope of his employment; and the Company shall indemnify and hold harmless Mix from, against, and in respect of any and all Damages suffered or incurred in connection with any other employment-related third-party claim.

11.  Dispute Resolution.

(a)  The parties will resolve any disputes relating to the Agreement through amicable negotiations. Failing an amicable settlement, any controversy, claim or dispute arising under or relating to this Agreement, including the existence, validity, interpretation, performance, termination or breach of this Agreement, will finally be settled by binding arbitration before a single arbitrator (the “Arbitration Tribunal”) which will be jointly appointed by the parties. The Arbitration Tribunal shall self-administer the arbitration proceedings utilizing the Commercial Rules of the American Arbitration Association (“AAA”); provided, however, the AAA shall not be involved in administration of the arbitration. The arbitrator must be a retired judge of a state or federal court of the United States or a licensed lawyer with at least ten years of corporate or commercial law experience.

(b)  The arbitration will be held in Denver, Colorado. Each party will have discovery rights as provided by the Federal Rules of Civil Procedure within the limits imposed by the arbitrator; provided, however, that all such discovery will be commenced and concluded within 60 days of the selection of the arbitrator. It is the intent of the parties that any arbitration will be concluded as quickly as reasonably practicable. The arbitrator will use all reasonable efforts to issue the final written report containing award or awards within a period of five business days after closure of the proceedings. Failure of the arbitrator to meet such time limits will not be a basis for challenging the award. The Arbitration Tribunal will not have the authority to award punitive damages to either party. Each party will bear its own expenses, but the parties will share equally the expenses of the Arbitration Tribunal. The Arbitration Tribunal may award attorneys’ fees and other related costs payable by the losing party to the successful party as it deems equitable. This Agreement will be enforceable, and any arbitration award will be final and non-appealable, and judgment thereon may be entered in any court of competent jurisdiction. Notwithstanding the foregoing, claims for injunctive relief may be brought in a state or federal court in Minneapolis, Minnesota.

12.  General Provisions.

(a)  In the event that Mix revokes, pursuant to Section 5 (or otherwise), any of his releases delivered hereunder, this Agreement, the New Stock Option Agreement and the Consulting Agreement shall immediately terminate and all of their respective provisions shall become null and void and of no legal effect whatsoever.

(b)  This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors and assigns; provided, however, that this Agreement may not be assigned by any party without the written consent of all other parties, which consent may be granted or withheld in the sole and absolute discretion of such parties.

(c)  This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement. Signatures to this Agreement may be delivered by facsimile or other means of electronic transmission, and signatures so delivered shall be fully valid and binding expressions of intent to be bound to the same extent as the delivery of original signatures.

(d)  The headings of Sections hereunder are for convenience and reference only, and shall not be deemed a part of this Agreement or otherwise affect the interpretation hereof.

(e)  This Agreement, together will all exhibits hereto (which are hereby incorporated into this Agreement by this reference), sets forth the parties’ final and entire agreement with respect to its subject matter and supersedes any and all prior understandings and agreements, whether oral or written. This Agreement shall not be modified or amended in any fashion except by an instrument in writing signed by the parties.

(f)  Other than as expressly set forth herein, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and no third party shall be entitled to rely on the provisions hereof.

(g)  This Agreement shall be construed in accordance with the laws of the State of Minnesota applicable to contracts made and to be performed within Minnesota, without regard to its conflicts-of-law principles.

(h)  All parties agree to execute and deliver any documents or instruments (including legal instruments of conveyance or otherwise) that may be reasonably requested by another party in order to effectuate the transactions contemplated hereby, or to provide reasonable assurance to such requesting party that any of such transactions has been completed.

(i)  If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, invalid, or not enforceable, such provision will be construed and enforced as if it was narrowly drawn so as not to be illegal, invalid, or not enforceable, and any such illegality, invalidity, or unenforceability will have no effect upon, and will not impair the enforceability of, any other provision in this Agreement.

(j)  The parties agree that this Agreement has been jointly drafted and negotiated by the parties and their respective attorneys and advisors and that no party may assert an ambiguity in the construction of this Agreement against another party because the other party allegedly drafted the allegedly ambiguous provision.

(k)  In view of the purposes of this Agreement, it is agreed that the remedy at law for failure of any party to perform would be inadequate and that the injured party or parties, at its option, shall have the right to compel the specific performance of this Agreement in a court of competent jurisdiction, to the extent permitted by applicable law and not expressly prohibited by this Agreement.

(l)  No consent under and no waiver of any provision of this Agreement on any one occasion shall constitute a consent under or waiver of any other provision on such occasion or on any other occasion, nor shall it constitute a consent under or waiver of the consented-to or waived provision on any other occasion. No consent or waiver shall be enforceable unless it is in writing and signed by the party against whom such consent or waiver is sought to be enforced.

*  *  *  *  *

In Witness Whereof, the parties have executed this Separation and Release Agreement as of the date first written above.

SPECTRE GAMING, INC.:

By:	/s/ D. Bradly Olah
D. BRADLY OLAH, President

/s/ Russell C. Mix
RUSSELL C. MIX